Exhibit 99

   HMN Financial, Inc. Declares Dividend
                 and Extends Stock Repurchase Program

    ROCHESTER, Minn.--(BUSINESS WIRE)--July 26, 2005--HMN Financial, Inc. (HMN) (Nasdaq:HMNF) today announced that its Board declared a dividend of 24 cents per share payable on September 9, 2005 to stockholders of record on August 26, 2005.
    HMN also announced today that its Board has extended its stock repurchase program until February 25, 2007; therefore, HMN is authorized to purchase up to 197,000 shares of its common stock from time to time in transactions on the NASDAQ Market or otherwise. HMN has approximately 4.4 million shares of common stock outstanding.

    HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates nine full service offices in southern Minnesota located in Albert Lea, Austin, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices located in St. Cloud and Rochester, Minnesota. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates branches in Edina and Rochester, Minnesota.


    CONTACT: HMN Financial, Inc., Rochester
             Michael McNeil, 507-535-1202